Exhibit E

                              Troutman Sanders LLP
                           600 Peachtree Street, N.E.
                                   Suite 5200
                           Atlanta, Georgia 30308-2216




                                December 14, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549


         Re: Statement on Form U-1 of The Southern Company, et al. (File No. 70-9727)


Ladies and Gentlemen:

                  We are familiar with the statement on Form U-1, as amended, referred to above and are furnishing this opinion with respect to the transactions proposed therein. These include a) the proposal to extend and renew the organizational and operational authority previously conferred by the Securities and Exchange Commission in The Southern Company, HCAR No. 26468 (February 2, 1996) beyond its current expiration date of the 1996 Order of December 31, 2000 in order to facilitate the divestiture by The Southern Company ("Southern") of the common stock of Southern Energy, Inc. ( "Southern Energy") during calendar year 2001, (b) to obtain any required authorizations pertaining to the implementation of the plan for the distribution, during calendar year 2001, of the voting securities of Southern Energy by Southern to the common stock stockholders of Southern and (c) for Southern to retain certain organizational and operational authority through June 30, 2005, subject to compliance with the other applicable rules, regulations and orders of the Commission.

         We are of the opinion that Southern is validly organized and duly existing as a corporation under the laws of the State of Delaware, that each of Applicants and the subsidiaries described in the foregoing Application ( hereinafter "System Companies") is or, upon organization, will be validly organized and duly existing as a corporation or limited liability company, as the case may be, under the laws of the applicable State or foreign country and that, upon the issuance of your order herein and in the event that the proposed transactions by Applicants and the System Companies are consummated in accordance with such statement on Form U-1 and such order:


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         (a) all state laws applicable to the proposed transactions will have been complied with;

         (b) Southern will legally distribute the common stock of Southern Energy and legally acquire the common stock of the "Holdco" referenced in the Application;

         (c) the transactions, covenants and agreements among and between Applicants and System Companies will be lawful, valid and binding obligations of the Applicants and the System Companies enforceable in accordance with their terms; and

         (d) the consummation of the proposed transactions by Applicants and the System Companies will not violate the legal rights of the holders of any securities issued by Applicants, the System Companies or any associate company thereof.

         We hereby consent to the use of this opinion in connection with the above-referenced statement on Form U-1.

                                                     /s/Troutman Sanders LLP
                                                     Troutman Sanders LLP
                                                     By: Robert P. Edwards, Jr.